[Logo of Salomon Smith Barney]

                     TEMPLE-INLAND ACQUISITION CORPORATION
                      AN INDIRECT, WHOLLY-OWNED SUBSIDIARY
                                       OF

                               TEMPLE-INLAND INC.
                   HAS AMENDED ITS OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
         (INCLUDING THE ASSOCIATED RIGHTS TO PURCHASE PREFERRED STOCK)
                                       OF

                         GAYLORD CONTAINER CORPORATION
                             AT AN AMENDED PRICE OF
                              $1.25 NET PER SHARE

     THE OFFER AND WITHDRAWAL RIGHTS HAVE BEEN EXTENDED AND WILL EXPIRE AT
12:00 MIDNIGHT, NEW YORK CITY TIME, ON MONDAY, JANUARY 7, 2002, UNLESS EXTENDED.

                                                                December 3, 2001

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

     We have been appointed by Temple-Inland Acquisition Corporation, a Delaware corporation (the "Purchaser") and an indirect, wholly-owned subsidiary of Temple-Inland Inc., a Delaware corporation ("Parent"), to act as Dealer Manager in connection with the Purchaser's offer to purchase all outstanding shares of Class A Common Stock, par value $.0001 per share (the "Common Stock"), of Gaylord Container Corporation, a Delaware corporation (the "Company"), including the associated rights to purchase preferred stock issued pursuant to the Rights Agreement (as defined in the Offer to Purchase) (the "Rights" and, together with the Common Stock, the "Shares"), at a purchase price of $1.25 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated September 28, 2001 (as amended and supplemented, the "Offer to Purchase"), the Supplement thereto, dated December 3, 2001 (the "Supplement") and the related revised Letter of Transmittal (as amended and supplemented, the "Letter of Transmittal" which, together with the Offer to Purchase and the Supplement, collectively constitute the "Offer").

     Holders of Shares whose certificates for such Shares (the "Share Certificates") are not immediately available, who cannot complete the procedures for book-entry transfer on a timely basis, or who cannot deliver all other required documents to Computershare Trust Company of New York (the "Depositary") prior to the Expiration Date (as defined in Section 1 of the Offer to Purchase and Section 1 of the Supplement) must tender their Shares according to the guaranteed delivery procedures set forth in Section 3 of the Offer to Purchase.

     The Offer is conditioned upon, among other things, (1) there being validly tendered in accordance with the terms of the Offer and not withdrawn prior to the Expiration Date that number of Shares that, together with the Shares then owned by Parent and the Purchaser, represents at least two-thirds of the outstanding Shares, on a fully diluted basis (as defined in the Offer to Purchase) and (2) the receipt by the Depositary of the valid and unwithdrawn tender of the Company's 9 3/8% Senior Notes due 2007, 9 3/4% Senior Notes due 2007 and 9 7/8% Senior Subordinated Notes due 2008 (collectively, the "Notes") (and related consents) representing at least 90% in aggregate principal amount of the outstanding Notes of each series, pursuant to Parent's, or its designee's, separate tender offers for such Notes. The Offer is subject to certain other conditions set forth in the Offer to Purchase. Please read the Introduction and Sections 1 and 15 of the Offer to Purchase, which set forth in full the conditions to the Offer. The HSR Condition (as defined in the Offer to Purchase) was satisfied as of October 15, 2001.

     Except as otherwise set forth in the Supplement, the terms and conditions previously set forth in the Offer to Purchase remain applicable in all respects to the Offer, and the Supplement should be read in conjunction with the Offer to Purchase.

     Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.

     Enclosed for your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, are copies of the following documents:

     1. Supplement, dated December 3, 2001, to the Offer to Purchase;

     2. Revised GREEN Letter of Transmittal for your use in accepting the Offer and tendering Shares and for the information of your clients. Facsimile copies of the original BLUE Letter of Transmittal or the revised GREEN Letter of Transmittal may be used to tender Shares;

     3. Revised GOLD Notice of Guaranteed Delivery to be used to accept the Offer if Share Certificates are not immediately available or if such certificates and all other required documents cannot be delivered to the Depositary, or if the procedures for book-entry transfer cannot be completed on a timely basis;

     4. The letter to stockholders of the Company from Marvin A. Pomerantz, Chairman of the Board and Chief Executive Officer of the Company, together with Amendment No. 7 to the Solicitation/ Recommendation Statement on Schedule 14D-9 filed with the Securities and Exchange Commission by the Company, which includes the recommendation of the Board of Directors of the Company that stockholders accept the Offer and tender their Shares to the Purchaser pursuant to the Offer;

     5. A printed form of revised letter that may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer;

     6. Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9; and

     7. Return envelope addressed to the Depositary.

     TENDERING STOCKHOLDERS MAY USE EITHER THE ORIGINAL BLUE LETTER OF TRANSMITTAL AND ORIGINAL GREY NOTICE OF GUARANTEED DELIVERY PREVIOUSLY DISTRIBUTED WITH THE OFFER TO PURCHASE OR THE REVISED GREEN LETTER OF TRANSMITTAL AND THE REVISED GOLD NOTICE OF GUARANTEED DELIVERY ENCLOSED HEREWITH.

     STOCKHOLDERS WHO HAVE PREVIOUSLY VALIDLY TENDERED SHARES PURSUANT TO THE OFFER AND NOT PROPERLY WITHDRAWN SUCH SHARES HAVE VALIDLY TENDERED SUCH SHARES FOR PURPOSES OF THE OFFER, AS AMENDED, AND NEED NOT TAKE ANY FURTHER ACTION IN ORDER TO RECEIVE THE OFFER PRICE OF $1.25 PER SHARE PURSUANT TO THE OFFER, IF SHARES ARE ACCEPTED AND PAID FOR BY THE PURCHASER PURSUANT TO THE OFFER.

     The Company's Board of Directors, based upon the recommendation of its Independent Special Committee, among other factors, has unanimously (1) determined that the terms of the Offer and the Merger (as defined below) are fair to, and in the best interests of, the stockholders of the Company, (2) approved the Offer, the Merger and the Merger Agreement (as defined below), and
(3) recommended that the Company's stockholders accept the Offer, tender their Shares pursuant to the Offer and approve and adopt the Merger Agreement and the Merger.

     The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of September 27, 2001 (as amended by Amendment No. 1 thereto, dated as of November 30, 2001, the "Merger Agreement"), among Parent, the Purchaser and the Company. The Merger Agreement provides, among other things, that the Purchaser will be merged with and into the Company (the "Merger") as soon as practicable following the satisfaction or waiver of each of the conditions to the Merger set forth in the Merger Agreement. Following the Merger, the Company will continue as the surviving corporation, indirectly wholly-owned by Parent, and the separate corporate existence of the Purchaser will cease.

     In order to take advantage of the Offer, (i) a duly executed and properly completed Letter of Transmittal and any required signature guarantees, or an Agent's Message (as defined in Section 3 of the Offer to Purchase) in connection with a book-entry delivery of Shares, and other required documents should be sent to the Depositary and (ii) Share Certificates representing the tendered Shares should be delivered to the Depositary, or such Shares should be tendered by book-entry transfer into the Depositary's account maintained at The Depository Trust Company, all in accordance with the instructions set forth in the Letter of Transmittal, the Supplement and the Offer to Purchase.

     If holders of Shares wish to tender, but it is impracticable for them to forward their Share Certificates or other required documents prior to the Expiration Date or to comply with the book-entry transfer procedures on a timely basis, a tender may be effected by following the guaranteed delivery procedures specified in Section 3 of the Offer to Purchase.

     The Purchaser will not pay any fees or commissions to any broker or dealer or other person (other than the Depositary, the Information Agent and the Dealer Manager as described in the Offer to Purchase) for soliciting tenders of Shares pursuant to the Offer. The Purchaser will, however, upon request, reimburse you for customary mailing and handling costs incurred by you in forwarding the enclosed materials to your customers.

     The Purchaser will pay or cause to be paid all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

     WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON MONDAY, JANUARY 7, 2002, UNLESS THE OFFER IS EXTENDED.

     Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained from, the Information Agent or the undersigned at the addresses and telephone numbers set forth on the back cover of the Offer to Purchase.

                                          Very truly yours,

                                          SALOMON SMITH BARNEY INC.

     NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS AN AGENT OF PARENT, THE PURCHASER, THE COMPANY, THE DEALER MANAGER, THE INFORMATION AGENT, THE DEPOSITARY OR ANY AFFILIATE OF ANY OF THE FOREGOING OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

Enclosures

                                        3